Exhibit 99.1

Aqua Metals Provides Third Quarter 2016 Corporate Update

Announces lead production capacity expansion to 120 metric tons per day

ALAMEDA, Calif., November. 7, 2016 – Aqua Metals, Inc. (NASDAQ: AQMS), which is commercializing a non-polluting electrochemical lead recycling technology called AquaRefining™, has provided a corporate update and announced results for the third quarter ended September 30, 2016.

Company Highlights:

•	Produced the first-ever AquaRefined lead at its AquaRefinery in McCarran, Nevada at the Tahoe Reno Industrial Center (TRIC) and confirmed more than 99.99% purity

•	Commissioning activities at TRIC transitioning into lead production and first sales planned for Q4

•	Determined that when fully commissioned, the TRIC facility will have the capacity to produce 120 metric tons per day (T/day) of lead; a 50% improvement over the previously announced 80 T/day capacity

•	Obtained all necessary permits, which establishes important precedents that should accelerate roll-out of future facilities

•	Furthered discussions with interested parties regarding expansion opportunities, both for licensing and future facilities

•	Received key tax incentives worth an estimated $3.6 million from the State of Nevada, by facilitating economic development and bringing jobs to the state

•	Hosted successful grand opening ceremony at its TRIC AquaRefinery which was attended by over 200 people, including investors, strategic partners, industry participants, key employees and government officials

Management Commentary

“The primary focus throughout the third quarter has been on testing of essential systems and equipment to begin commercial lead production at the world’s first AquaRefinery,” said Dr. Stephen Clarke, Chairman and CEO of Aqua Metals. “To that end, earlier this month we announced the first-ever AquaRefined lead produced at the facility after commissioning the first production module. This is a major milestone and the most critical step in the commissioning process. We are working to complete the integration of front-end battery-breaking and other supporting systems and are transitioning into commercial lead production. We expect to begin selling lead in the fourth quarter of 2016.

“While working to bring the AquaRefinery online, we incorporated several process and other improvements, and consequently, we now expect to ramp to a capacity of 120 T/day in early 2017, which will provide greater revenue and earnings potential.

“We have also accelerated discussions with US based lead-acid battery manufacturers and distributors, who collectively represent a substantial majority of the US battery industry. Most have already visited our facility and expressed interest in our products and technology. We are now sending our initial production samples to these companies, to allow them to conduct their own assays.”

Dr. Clarke, concluded: “With the progress that we have made and with unprecedented interest in our revolutionary technology, we are positioned to ramp revenue in the coming year, which ultimately, will contribute meaningfully to growing shareholder value.”

Upcoming Milestones

•	Initial sales of lead in the fourth quarter of 2016

•	Additional capacity expansion to 160 T/day in 2018

•	Pursuit of additional facilities, associated non-dilutive financing and additional strategic partnerships with entities such as: metals and logistics specialists, equipment and process suppliers, battery manufacturers, recyclers, data center operators and household internet brands (which use lead-acid batteries for backup power)

•	Providing AquaRefining technology and equipment on a serviced licensing model, which is expected to commence in 2017

Corporate Update

Construction of the recycling facility, located on 11.7 acres in the TRIC in McCarran, Nevada, is now complete and transitioning into production. In early November, the Company announced the successful production of AquaRefined lead at the TRIC facility that is over 99.99% pure. This confirms the Company’s ability to produce premium lead. Aqua Metals is providing samples to several U.S. battery manufacturing companies, which collectively represent over 50 percent of U.S. battery production, to conduct their own assays.

Aqua Metals will begin selling lead in the fourth quarter of 2016. Due to process and other improvements, the Company expects to reach initial capacity of 120 T/day in early 2017, representing a 50% increase to the previously announced capacity of 80 T/day of lead output. Aqua Metals plans to expand to 160 metric tons of lead per day at the TRIC AquaRefinery in 2018. The facility was specifically designed to enable this expansion.

Aqua Metals headquarters and manufacturing facility in Alameda, California continues to assemble and test Aquarefining modules. The manufacturing facility currently has the physical capacity to produce 160 modules annually, or enough to support 10 AquaRefineries the size of the TRIC AquaRefinery.

Providing AquaRefining technology and equipment on a fully serviced licensing model is the next stage of the Company’s business strategy. The first module deliveries to third parties are expected in 2017. To expedite this roll out, the Company has already successfully tested 3rd party feed stocks from potential licensees in North America and expects to test others in the coming months. Aqua Metals has engaged in substantive discussions with highly credible potential partners, and developed a “master license” approach for China and other large markets.

Aqua Metals intends to build additional regional AquaRefining facilities that may be strategically located near battery manufacturers and distributors, as well as existing battery recycling facilities, thereby significantly reducing logistics costs. Aqua Metals has also established important permitting precedents—such as the State of Nevada’s determination that TRIC is not subject to the National Emissions Standards for Hazardous Air Pollutants, or NESHAP, the mandated standard for smelters—which could accelerate the Company’s roll-out strategy. Aqua Metals is pursuing non-equity financing options for four to five facilities throughout North America which would bring lead output to ~800T/day and is currently evaluating sties for a second and third facility, however there can be no assurance that the Company will successfully close any such options.

In September, Aqua Metals announced that the State of Nevada granted the Company key tax incentives worth an estimated $3.6 million for facilitating economic development and bringing jobs to the state. The Company expects the AquaRefinery will create over 50 jobs by the end of the year, with that number continuing to grow throughout 2017.

Third Quarter 2016 Financials

The Company incurred an operating loss of $3.3 million during the third quarter of 2016 compared to an operating loss of $1.3 million for the three months ended September 30, 2015.

Net loss for the third quarter of 2016 was $3.5 million, or ($0.23) per basic and diluted share, compared to a net loss of $2.1 million, or ($0.19) per basic and diluted share in the third quarter of 2015.

The Company had $16.2 million in cash and cash equivalents as of September 30, 2016, compared to $31.8 million as of December 31, 2015.

The total number of shares outstanding was 15.58 million as of September 30, 2016.

Conference Call and Webinar

Aqua Metals will host a conference call today, Monday, November 7, 2016 at 2:00 p.m. Pacific time (5:00 p.m. Eastern time) to discuss its financial results for the third quarter ended September 30, 2016.

Dr. Stephen Clarke, Chairman and Chief Executive Officer, and Thomas Murphy, Chief Financial Officer, will host the call followed by a question and answer session.

To access the call, please use the following information:

Date: Monday, November 7, 2016

Time: 2:00 p.m. Pacific time (5:00 p.m. Eastern time)

Dial-in: 1-877-723-9511

International Dial-in: 1-719-325-4865

Passcode: 5349824

Webcast: http://public.viavid.com/index.php?id=121803

A telephone replay will be available approximately two hours after the call and will run through January 7, 2017 by dialing 1-877-870-5176 from the U.S., or 1-858-384-5517 from international locations, and entering replay pin number: 5349824.

The webcast will be available for replay for 60 days at http://public.viavid.com/index.php?id=121803 and on the investor relations section of the company's website at www.aquametals.com.

About Aqua Metals, Inc.

Aqua Metals (NASDAQ: AQMS) is reinventing lead recycling with its patent-pending AquaRefiningTM technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. Aqua Metals expects its modular AquaRefining systems to allow the lead-acid battery industry to simultaneously reduce negative environmental impacts and increase production to meet rapidly growing demand. Aqua Metals is based in Alameda, California and built its first recycling facility in Nevada’s Tahoe-Reno Industrial Center. To learn more, please visit www.aquametals.com.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc., the lead-acid battery recycling industry, the future of lead-acid battery recycling via traditional smelters, the Company’s development of its commercial lead-acid battery recycling facilities and the quality, efficiency and profitability of the Company’s proposed lead-acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that the Company has only recently commenced lead-producing operations and completed its initial commercial recycling facility, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (2) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its additional recycling facilities; (3) changes in the federal, state and foreign laws regulating the recycling of lead-acid batteries; (4) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (5) those other risks disclosed in the section “Risk Factors” included in the Quarterly Report on Form 10-Q filed with the SEC on November 7, 2016. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Company Contact:

Aqua Metals, Inc.

Thomas Murphy

Chief Financial Officer

Main: 1-510-543-0147

www.aquametals.com

Investor Relations:

MZ North America

Greg Falesnik

Managing Director

Main: 949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us